Exhibit 10.39

TELLABS, INC.

2008 DEFERRED INCOME PLAN

AMENDMENT

Effective January 1, 2012, and pursuant to Section 12.2 of the Tellabs, Inc. 2008 Deferred Income Plan, effective as of January 1, 2008 (the “DIP”), the DIP is hereby further amended as follows:

1.	Section 1.31 is amended as follows:

“In-Service Account” shall mean, with respect to each Participant, the credit on the records of the Employer equal to the Initial Account balance assigned to the In-Service Account, plus amounts deferred from Base Annual Salary, and Annual Bonus, or Director Fees, if applicable, less any distributions made to the Participant pursuant to this Plan, plus amounts credited in accordance with all the applicable crediting provisions of this Plan, provided that no deferral amount shall be credited to an In-Service Account during a Plan Year in which a distribution is to be made, except that amounts may be credited into an In-Service Account during a Plan Year in which a distribution is made if such amounts credited are attributable to amounts earned in a prior Plan Year.

2.	Section 2.4 is amended as follows:

Termination of Participation. The Committee may in its sole discretion determine that an Employee is no longer eligible to participate in the Plan. In the event the Committee makes such a determination, such Employee shall no longer be eligible to make deferrals and/or be credited with any contributions provided herein as of the first (1st) day of the Plan Year immediately following the Committee’s determination and thereafter until such time as the Committee determines that the Employee is eligible to make deferrals or receive contributions in which case such eligibility shall commence as of the first day of the next Plan Year.

3.	Section 4.1 is amended to read as follows:

4.1 In-Service Benefit. Subject to the Deduction Limitation, a Participant shall receive, as an In-Service Benefit, his or her In-Service Account Balance, at the date specified by the Participant in an Election Form. In the event a Participant does not elect a distribution date on his or her Election Form, such Participant shall receive his or her In-Service Account Balance during the third (3rd) Plan Year following the date such Participant first deferred amounts into his or her In-Service Account. Notwithstanding the foregoing, the Participant may subsequently amend one time the intended date of payment provided that such change complies with Article 9.

4.	Section 12.1 is restated as follows:

12.1 Termination. Although each Employer anticipates that the Plan will continue for an indefinite period of time, there is no guarantee that the Plan will not terminate at any time in the future. Accordingly, each Employer reserves the right to terminate the Plan at any time by action its board of directors. Upon termination of the Plan, and to the extent permitted under Code Section 409A and Treas. Reg. § 1.409A-3(j)(4)(ix), as amended, the Plan Agreements of the affected Participants who are employed by the terminating Employer, or in the service of that Employer as Directors, shall terminate and their Account Balances shall be distributed in a lump sum. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided, however, that upon Plan termination, each Employer shall accelerate installment payments without a premium or prepayment penalty by paying the Account Balance in a lump sum. Notwithstanding the foregoing, distributions shall not be made in connection with the termination of the Plan unless all the requirements of Treas. Reg.

§ 1.409A-3(j)(4)(ix), as amended, are satisfied. After a Change in Control, the effect of termination of the Plan shall be governed by Section 12.3 below.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer as of this 2nd day of November, 2011.

TELLABS, INC.

By:	/s/ K. Kyle Matthews
Its: Vice President, Human Resources